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                                                                      EXHIBIT 21

                     SUBSIDIARIES OF THE NETPLEX GROUP, INC.

Netplex Systems, Inc, a Virginia corporation

The PSS Group, Inc., a Virginia corporation

Technology Development Systems, Inc. an Illinois corporation

ABS Acquisition, Inc., a Delaware corporation

Onion Peel Solutions, LLC, a Delaware limited liability company (sold by the Company on September 29, 2000)

America's Work Exchange, Inc., a New York corporation

Contractors Resources, Inc., a New York corporation